Exhibit No. 99.1
News Release

CMC REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2025 RESULTS

•Fourth quarter net earnings of $151.8 million, or $1.35 per diluted share and adjusted earnings of $155.0 million, or $1.37 per diluted share
•Consolidated core EBITDA of $291.4 million in the fourth quarter, resulting in core EBITDA margin of 13.8%, up sequentially and year-over-year
•North American steel product metal margins continued to expand steadily during the fourth quarter, setting the stage for a strong start to fiscal 2026
•Emerging Businesses Group ("EBG") delivered its best-ever quarterly results, driven by record Tensar performance
•Arizona 2 micro mill generated positive adjusted EBITDA during the fourth quarter
•Transform, Advance, and Grow ("TAG") program exceeded expectations in fiscal year 2025 with substantial additional opportunities ahead

Irving, TX - October 16, 2025 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal fourth quarter and fiscal year ended August 31, 2025.

Peter Matt, President and Chief Executive Officer, commented, "Fiscal 2025 was a pivotal year for CMC as we laid the groundwork of our transformative strategy, which we believe will position our Company for years of value-accretive growth going forward. During fiscal 2025, we invested in the safety and development of our people, began execution of – and outperformed on – our TAG operational and commercial excellence commitments, and made meaningful progress on our micro mill investments. Additionally, after our year-end, we announced our pending acquisitions of Foley Products Company ("Foley") and Concrete Pipe & Precast ("CP&P"), which will establish a powerful new growth platform and broaden our commercial portfolio to create additional value for our people, our customers, and our shareholders. I am pleased with the progress made by the CMC team to-date and remain very confident that we will deliver meaningful and sustained enhancements to our margins, earnings, cash flows, and returns on capital over the long-term."

Mr. Matt added, "Looking at the fourth quarter, we achieved substantial improvement in our financial results both sequentially and year-over-year, underpinned by supportive market conditions across each of our segments, including the continuation of margin recovery within the North America Steel Group, solid demand for our proprietary value added products offered by the Emerging Businesses Group, and improving levels of long steel consumption in the geographies served by our Europe Steel Group. Activity within the domestic construction market remained resilient, as demonstrated by our healthy shipment levels of steel products, downstream products, and several EBG solutions, including geogrid and corrosion resistant reinforcing steel. Signs of new work in the construction pipeline continue to be encouraging with CMC’s bid volumes, as well as key external indicators,

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pointing to pent-up demand. Looking ahead, we are hopeful that the Fed interest rate reduction cycle that began last month will spur the conversion of some of the pent-up demand to real activity during fiscal 2026. Longer-term, we remain confident in the outlook for construction and are poised to benefit from powerful structural trends within our key end markets."
Fourth quarter net earnings were $151.8 million, or $1.35 per diluted share, on net sales of $2.1 billion, compared to prior year period net earnings of $103.9 million, or $0.90 per diluted share, on net sales of $2.0 billion.

For the full fiscal 2025, CMC reported net earnings of $84.7 million, or $0.74 per diluted share, on net sales of $7.8 billion compared to prior year net earnings of $485.5 million, or $4.14 per diluted share, on net sales of $7.9 billion. Included in fiscal 2025 net earnings is an after-tax charge of approximately $274 million related to previously disclosed litigation.

During the fourth quarter of fiscal 2025, the Company recorded net after-tax charges of $3.2 million, related to interest expense on the judgment amount associated with previously disclosed litigation, an impairment charge, and an unrealized gain on undesignated commodity hedges. Excluding these charges, fourth quarter adjusted earnings were $155.0 million, or $1.37 per diluted share, compared to adjusted earnings of $97.4 million, or $0.84 per diluted share, in the prior year period. During fiscal year 2025, the Company recorded estimated net after-tax charges of $274 million to reflect the judgment amount and related interest costs associated with the previously disclosed Pacific Steel Group litigation. "Adjusted EBITDA," "core EBITDA," "core EBITDA margin," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

The Company's balance sheet and liquidity position remained strong. As of August 31, 2025, cash and cash equivalents totaled $1.0 billion and available liquidity was nearly $1.9 billion. During the quarter, CMC repurchased 974,462 shares of common stock valued at $50.0 million in the aggregate. As of August 31, 2025, $205.0 million remained available under the current share repurchase authorization.

On October 15, 2025, the board of directors declared a quarterly dividend of $0.18 per share of CMC common stock payable to stockholders of record on October 30, 2025. The dividend, to be paid on November 13, 2025, marks the 244th consecutive quarterly payment by the Company.

(CMC Fourth Quarter Fiscal 2025 - 3)

Business Segments - Fiscal Fourth Quarter 2025 Review
North America Steel Group product demand remained stable during the quarter. Shipments of finished steel products grew by 3.0% relative to the prior year period and were unchanged relative to the third quarter. The pipeline of potential future construction projects remained healthy as indicated by CMC’s downstream bidding activity and the record level of the Dodge Momentum Index, which measures the value of projects entering the planning phase. Downstream backlog volumes declined by a mid-single digit percentage year-over-year due to more disciplined commercial selectivity relating to project margin goals and risk profile. The backlog remains well-sized by historical standards and is positioned to support steel shipments over the coming quarters. Shipments of merchant products grew compared to the fourth quarter of fiscal 2024 as CMC increased its ability to serve West Coast customers from the Arizona 2 micro mill.

Margins on steel products maintained an upward trajectory during the quarter, increasing by $69 per ton on a sequential basis. Compared to the third quarter, the average selling price for steel products improved by $23 per ton, while scrap costs declined by $46 per ton. Price levels increased throughout the quarter, with steel product metal margins exiting the fourth quarter approximately $31 per ton above the average for the period.

Adjusted EBITDA for the North America Steel Group increased 18.0% to $239.4 million in the fourth quarter of fiscal 2025 from $202.9 million in the prior year period and by 33.1% compared to $179.9 million in the third quarter. The year-over-year improvement was driven by higher margins over scrap costs on steel products as well as positive contributions from CMC’s TAG program, partially offset by lower margins over scrap on downstream products. TAG benefits during the fourth quarter reflect solid execution across a number of ongoing initiatives, including melt shop and rolling mill yield enhancement, scrap cost optimization, logistics optimization and reduced alloy consumption. Adjusted EBITDA margin for the North America Steel Group was 14.8%, up from 13.0% in the fourth quarter of fiscal 2024.

EBG fourth quarter net sales of $221.8 million increased by 13.4% compared to the prior year period and 12.3% from the third quarter. Adjusted EBITDA for the segment of $50.6 million was up 19.1% year-over-year and 23.8% sequentially. Improved segment profitability on a year-over-year basis was driven by record Tensar performance that benefited from solid demand and enhanced cost efficiency. Financial results for CMC Construction Services, CMC Impact Metals, and Performance Reinforcing Steel ("PRS") also improved on a year-over-year basis. Net sales and margins within CMC Construction Services benefited from initiatives to standardize commercial practices and grow store traffic, while strong project-related demand continued to propel PRS performance. Indications of future market conditions remained encouraging with project quotes and new planning activity at healthy levels. Adjusted EBITDA margin of 22.8% improved by 110 basis points compared to the prior year period and was the highest on record.

(CMC Fourth Quarter Fiscal 2025 - 4)

Market conditions for the Europe Steel Group improved modestly from the third quarter. Demand continued to normalize as a result of solid Polish economic growth, while on the supply side, import flows ticked up slightly from recent levels, but remained well below the disruptive levels of a year ago. Metal margin expanded by $24 per ton sequentially in the fourth quarter, driven by a $5 per ton increase in average selling price and a $19 per ton decline in scrap costs. Financial results continued to benefit from an extensive cost management program that has meaningfully reduced controllable costs.

Adjusted EBITDA for the Europe Steel Group increased to $39.1 million in the fourth quarter of fiscal 2025 from a loss of $3.6 million in the prior year period and positive adjusted EBITDA of $3.6 million in the third quarter. The year-over-year improvement was driven by the receipt of a $30.7 million CO2 credit, as well as higher metal margins, increased shipment volumes, and strong cost performance. The adjusted EBITDA margin for the Europe Steel Group of 14.8% increased from (1.6%) in the fourth quarter of fiscal 2024.

Outlook
Mr. Matt said, "We expect consolidated financial results in the first quarter of fiscal 2026 to be generally consistent with those of the fourth quarter. Finished steel shipments within the North America Steel Group are anticipated to follow normal seasonal trends, while our adjusted EBITDA margin is expected to increase sequentially on higher steel product margins over scrap. While we expect financial results for the Emerging Businesses Group to decline on a sequential basis due to seasonality, we believe they will improve year-over-year. Our Europe Steel Group will receive the second tranche of the annual CO2 credit in the amount of approximately $15 million during the first quarter, but less than the $30.7 million recovered during the fourth quarter of fiscal 2025. Excluding this credit, adjusted EBITDA for our Europe Steel Group is likely to be around breakeven as seasonal factors weigh on profitability."

Mr. Matt concluded, "As we enter fiscal 2026, I continue to be enthusiastic about the long-term outlook for our company and our ability to create significant value for our shareholders. We remain focused on executing against our strategic plan, which we expect to deliver meaningful and sustained enhancements to our margins, earnings, cash flow generation, and return on capital. We will achieve these results by leveraging our TAG operational and commercial excellence program to get more out of our existing enterprise, continuing to drive value-accretive organic growth projects, and adding complementary early-stage construction solutions that customers value, including the new growth platform that will be provided by our pending acquisitions of Foley and CP&P. We are confident these efforts will position CMC to take full advantage of powerful structural trends in the domestic construction market for years to come."

Conference Call
CMC invites you to listen to a live broadcast of its fourth quarter fiscal 2025 conference call today, Thursday, October 16, 2025, at 11:00 a.m. ET. Peter Matt, President and Chief Executive Officer, and Paul

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Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About CMC
CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support early-stage construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to the proposed acquisitions of CP&P and Foley and the timing thereof, the ability to obtain regulatory approvals and meet other closing conditions for the proposed acquisitions, the expected benefits of the proposed acquisitions, general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the ability to operate our steel mills at full capacity, particularly during periods of domestic mill start-ups, the future availability and cost of supplies of raw materials and energy for our operations, growth rates in certain reportable segments, product margins within our Emerging Businesses Group segment, share repurchases, legal proceedings, construction activity, international trade, the impact of geopolitical conditions, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the anticipated benefits and timeline for execution of our growth plan and initiatives, including our TAG operational and commercial excellence program, and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

The Company's forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any

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other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2024, and Part II, Item 1A, "Risk Factors" of our subsequent quarterly reports on Form 10-Q, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of downstream contracts within our vertically integrated steel operations due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of additional steelmaking capacity expected to come online from a number of ongoing EAF projects in the U.S.; the impact of geopolitical conditions, including political turmoil and volatility, regional conflicts, terrorism and war on the global economy, inflation, energy supplies and raw materials; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG, environmental justice or regulatory initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health crises on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third-party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite-lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital

(CMC Fourth Quarter Fiscal 2025 - 7)

expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks, including those related to the Pacific Steel Group litigation and other legal proceedings; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Fourth Quarter Fiscal 2025 - 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Year Ended
(in thousands, except per ton amounts)	8/31/2025	5/31/2025	2/28/2025	11/30/2024	8/31/2024	8/31/2025	8/31/2024
North America Steel Group
Net sales to external customers	$1,616,078	$1,562,286	$1,386,848	$1,518,637	$1,559,520	$6,083,849	$6,309,730
Adjusted EBITDA	239,416	179,936	136,954	186,179	202,865	742,485	944,388
Adjusted EBITDA margin	14.8%	11.5%	9.9%	12.3%	13.0%	12.2%	15.0%

External tons shipped
Raw materials	374	385	312	339	360	1,410	1,452
Rebar	544	534	503	549	522	2,130	2,024
Merchant bar and other	244	264	243	241	237	992	945
Steel products	788	798	746	790	759	3,122	2,969
Downstream products	366	355	298	356	361	1,375	1,394

Average selling price per ton
Raw materials	$881	$809	$956	$874	$866	$876	$874
Steel products	882	859	814	812	843	842	882
Downstream products	1,214	1,212	1,221	1,259	1,311	1,226	1,346

Cost of raw materials per ton	$649	$617	$713	$677	$664	$661	$654
Cost of ferrous scrap utilized per ton	$314	$360	$338	$323	$321	$333	$348

Steel products metal margin per ton	$568	$499	$476	$489	$522	$509	$534

Emerging Businesses Group
Net sales to external customers	$221,753	$197,454	$158,864	$169,415	$195,571	$747,486	$717,397
Adjusted EBITDA	50,630	40,912	23,519	22,660	42,519	137,721	129,530
Adjusted EBITDA margin	22.8%	20.7%	14.8%	13.4%	21.7%	18.4%	18.1%

Europe Steel Group
Net sales to external customers	$263,294	$247,590	$198,029	$209,407	$222,085	$918,320	$848,566
Adjusted EBITDA	39,098	3,593	752	25,839	(3,622)	69,282	22,517
Adjusted EBITDA margin	14.8%	1.5%	0.4%	12.3%	(1.6)%	7.5%	2.7%

External tons shipped
Rebar	117	88	100	107	98	412	364
Merchant bar and other	257	271	210	206	221	944	870
Steel products	374	359	310	313	319	1,356	1,234

Average selling price per ton
Steel products	$668	$663	$612	$639	$667	$647	$663

Cost of ferrous scrap utilized per ton	$351	$370	$337	$370	$383	$357	$383

Steel products metal margin per ton	$317	$293	$275	$269	$284	$290	$280

(CMC Fourth Quarter Fiscal 2025 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended					Year Ended
(in thousands)	8/31/2025	5/31/2025	2/28/2025	11/30/2024	8/31/2024	8/31/2025	8/31/2024
Net sales to external customers
North America Steel Group	$1,616,078	$1,562,286	$1,386,848	$1,518,637	$1,559,520	$6,083,849	$6,309,730
Emerging Businesses Group	221,753	197,454	158,864	169,415	195,571	747,486	717,397
Europe Steel Group	263,294	247,590	198,029	209,407	222,085	918,320	848,566
Corporate and Other	13,393	12,654	10,635	12,143	18,973	48,825	50,279
Total net sales to external customers	$2,114,518	$2,019,984	$1,754,376	$1,909,602	$1,996,149	$7,798,480	$7,925,972

Adjusted EBITDA
North America Steel Group	$239,416	$179,936	$136,954	$186,179	$202,865	$742,485	$944,388
Emerging Businesses Group	50,630	40,912	23,519	22,660	42,519	137,721	129,530
Europe Steel Group	39,098	3,593	752	25,839	(3,622)	69,282	22,517
Corporate and Other	(50,716)	(36,952)	(34,852)	(386,245)	(25,189)	(508,765)	(127,758)
Total adjusted EBITDA	$278,428	$187,489	$126,373	$(151,567)	$216,573	$440,723	$968,677

(CMC Fourth Quarter Fiscal 2025 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended August 31,		Year Ended August 31,
(in thousands, except share and per share data)	2025	2024	2025	2024
Net sales	$2,114,518	$1,996,149	$7,798,480	$7,925,972
Costs and operating expenses:
Cost of goods sold	1,721,710	1,673,087	6,578,324	6,567,287
Selling, general and administrative expenses	180,218	170,612	700,234	668,413
Interest expense	12,145	12,142	45,498	47,893
Litigation expense	3,776	—	362,272	—
Asset impairments	3,436	6,558	4,607	6,708
Net costs and operating expenses	1,921,285	1,862,399	7,690,935	7,290,301
Earnings before income taxes	193,233	133,750	107,545	635,671
Income tax expense	41,452	29,819	22,883	150,180
Net earnings	$151,781	$103,931	$84,662	$485,491

Earnings per share:
Basic	$1.36	$0.91	$0.75	$4.19
Diluted	1.35	0.90	0.74	4.14

Cash dividends per share	$0.18	$0.18	$0.72	$0.68
Average basic shares outstanding	111,677,574	114,703,599	112,994,381	115,844,977
Average diluted shares outstanding	112,705,122	115,931,570	114,086,750	117,152,552

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COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	August 31, 2025	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$1,043,252	$857,922
Accounts receivable (less allowance for doubtful accounts of $3,186 and $3,494)	1,201,680	1,158,946
Inventories	934,310	971,755
Prepaid and other current assets	314,372	285,489
Assets held for sale	1,204	18,656
Total current assets	3,494,818	3,292,768
Property, plant and equipment:
Land	170,823	165,674
Buildings and improvements	1,206,672	1,166,788
Equipment	3,477,813	3,317,537
Construction in process	449,616	261,321
	5,304,924	4,911,320
Less accumulated depreciation and amortization	(2,562,151)	(2,334,184)
Property, plant and equipment, net	2,742,773	2,577,136
Intangible assets, net	210,815	234,869
Goodwill	386,846	385,630
Other noncurrent assets	336,582	327,436
Total assets	$7,171,834	$6,817,839
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$358,373	$350,550
Accrued contingent litigation-related loss	362,272	—
Other accrued expenses and payables	493,879	445,514
Current maturities of long-term debt	44,289	38,786
Total current liabilities	1,258,813	834,850
Deferred income taxes	184,645	276,908
Other noncurrent liabilities	225,044	255,222
Long-term debt	1,310,006	1,150,835
Total liabilities	2,978,508	2,517,815
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 111,189,136 and 114,104,057 shares	1,290	1,290
Additional paid-in capital	406,916	407,232
Accumulated other comprehensive loss	(25,251)	(85,952)
Retained earnings	4,507,114	4,503,885
Less treasury stock, 17,871,528 and 14,956,607 shares at cost	(697,003)	(526,679)
Stockholders' equity	4,193,066	4,299,776
Stockholders' equity attributable to non-controlling interests	260	248
Total stockholders' equity	4,193,326	4,300,024
Total liabilities and stockholders' equity	$7,171,834	$6,817,839

(CMC Fourth Quarter Fiscal 2025 - 12)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Year Ended August 31,
(in thousands)	2025	2024
Cash flows from (used by) operating activities:
Net earnings	$84,662	$485,491
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	285,877	280,367
Stock-based compensation	37,053	45,066
Deferred income taxes and other long-term taxes	(98,304)	(15,319)
Write-down of inventory	2,473	5,098
Unrealized gain on undesignated commodity hedges	(2,804)	(1,962)
Asset impairments	4,607	6,708
Net loss on sales of assets	1,827	3,321
Litigation expense	362,272	—
Settlement of New Markets Tax Credit transactions	(2,786)	(6,748)
Other	1,644	3,553
Changes in operating assets and liabilities	38,549	94,133
Net cash flows from operating activities	715,070	899,708
Cash flows from (used by) investing activities:
Capital expenditures	(402,821)	(324,271)
Proceeds from government assistance related to property, plant and equipment	50,000	—
Proceeds from insurance	2,237	—
Proceeds from the sale of property, plant and equipment	5,758	756
Other	(1,946)	513
Net cash flows used by investing activities	(346,772)	(323,002)
Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt, net	147,724	—
Repayments of long-term debt	(41,480)	(36,346)
Debt issuance and extinguishment	(622)	—
Proceeds from accounts receivable facilities	35,979	175,322
Repayments under accounts receivable facilities	(35,979)	(183,347)
Treasury stock acquired	(198,822)	(182,932)
Tax withholdings related to share settlements, net of purchase plans	(8,823)	(7,595)
Dividends	(81,433)	(78,868)
Contribution from non-controlling interest	12	7
Net cash flows used by financing activities	(183,444)	(313,759)
Effect of exchange rate changes on cash	1,495	891
Increase in cash and cash equivalents	186,349	263,838
Cash, restricted cash and cash equivalents at beginning of period	859,555	595,717
Cash, restricted cash and cash equivalents at end of period	$1,045,904	$859,555

Supplemental information:
Cash paid for income taxes	$116,161	$158,455
Cash paid for interest	51,078	49,463

Cash and cash equivalents	$1,043,252	$857,922
Restricted cash	2,652	1,633
Total cash, restricted cash and cash equivalents	$1,045,904	$859,555

(CMC Fourth Quarter Fiscal 2025 - 13)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA, core EBITDA margin and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis. Core EBITDA margin is defined as core EBITDA divided by net sales. The adjustment "Settlement of New Markets Tax Credit transactions" represents the recognition of deferred revenue from 2016 and 2017 resulting from the Company’s participation in the New Markets Tax Credit program provided for in the Community Renewal Tax Relief Act of 2000 during the development of a micro mill, spooler and T-post shop located in eligible zones as determined by the Internal Revenue Service. The adjustment "Litigation expense" represents a provision recorded in the three months ended November 30, 2024 related to the judgment in the Pacific Steel Group litigation and, with respect to subsequent periods, interest expense on the judgment amount.

During the fourth fiscal quarter of 2025, the Company modified its method of calculating adjusted EBITDA to exclude the impact of unrealized gains and losses on undesignated commodity derivatives. This change was primarily driven by heightened volatility in copper forward markets, which introduced significant non-cash fluctuations unrelated to core operations. By removing this volatility, the revised metric provides a more representative view of operating performance and cash-generating capability. Accordingly, the Company evaluated the impact of this change on prior-period disclosures and has recast adjusted EBITDA, core EBITDA, core EBITDA margin, adjusted earnings and adjusted earnings per diluted share for all periods presented in this press release to conform to this presentation.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives to, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance.

(CMC Fourth Quarter Fiscal 2025 - 14)

A reconciliation of net earnings (loss) to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Year Ended
(in thousands)	8/31/2025	5/31/2025	2/28/2025	11/30/2024	8/31/2024	8/31/2025	8/31/2024
Net earnings (loss)	$151,781	$83,126	$25,473	$(175,718)	$103,931	$84,662	$485,491
Interest expense	12,145	10,864	11,167	11,322	12,142	45,498	47,893
Income tax expense (benefit)	41,452	26,386	10,627	(55,582)	29,819	22,883	150,180
Depreciation and amortization	72,480	72,376	70,584	70,437	72,190	285,877	280,367
Asset impairments	3,436	785	386	—	6,558	4,607	6,708
Unrealized (gain) loss on undesignated commodity hedges	(2,866)	(6,048)	8,136	(2,026)	(8,067)	(2,804)	(1,962)
Adjusted EBITDA	278,428	187,489	126,373	(151,567)	216,573	440,723	968,677
Non-cash equity compensation	9,237	9,546	8,038	10,232	9,173	37,053	45,066
Settlement of New Markets Tax Credit transactions	—	(2,786)	—	—	(6,748)	(2,786)	(6,748)
Litigation expense	3,776	3,776	4,720	350,000	—	362,272	—
Core EBITDA	$291,441	$198,025	$139,131	$208,665	$218,998	$837,262	$1,006,995

Net sales	$2,114,518	$2,019,984	$1,754,376	$1,909,602	$1,996,149	$7,798,480	$7,925,972
Core EBITDA margin	13.8%	9.8%	7.9%	10.9%	11.0%	10.7%	12.7%

A reconciliation of net earnings (loss) to adjusted earnings is provided below:

	Three Months Ended					Year Ended
(in thousands, except per share data)	8/31/2025	5/31/2025	2/28/2025	11/30/2024	8/31/2024	8/31/2025	8/31/2024
Net earnings (loss)	$151,781	$83,126	$25,473	$(175,718)	$103,931	$84,662	$485,491
Asset impairments	3,436	785	386	—	6,558	4,607	6,708
Settlement of New Markets Tax Credit transactions	—	(2,786)	—	—	(6,748)	(2,786)	(6,748)
Litigation expense	3,776	3,776	4,720	350,000	—	362,272	—
Unrealized (gain) loss on undesignated commodity hedges	(2,866)	(6,048)	8,136	(2,026)	(8,067)	(2,804)	(1,962)
Total adjustments (pre-tax)	$4,346	$(4,273)	$13,242	$347,974	$(8,257)	$361,289	$(2,002)
Related tax effects on adjustments	(1,162)	765	(2,946)	(85,325)	1,734	(88,668)	420
Adjusted earnings	$154,965	$79,618	$35,769	$86,931	$97,408	$357,283	$483,909
Net earnings (loss) per diluted share(1)	$1.35	$0.73	$0.22	$(1.54)	$0.90	$0.74	$4.14
Adjusted earnings per diluted share(1)	$1.37	$0.70	$0.31	$0.76	$0.84	$3.13	$4.13
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(1) Net earnings (loss) per diluted share and adjusted earnings per diluted share are calculated independently for each three month period and may not sum to the year to date period due to rounding.

Media Contact:
Susan Gerber
(214) 689-4300